Exhibit 99.1

Smith-Midland Corporation Announces Expansion Plans
MIDLAND, Va.--(BUSINESS WIRE)--The following is a letter from Rodney I. Smith, CEO & Chairman of Smith-Midland Corporation (OTCBB: SMID):
Smith-Midland Corporation (the “Company”) announces a major expansion currently underway for Concrete Safety Systems (CSS), its J-J Hooks Safety Barrier rental subsidiary located in Midland, VA. CSS rents, delivers, installs and removes J-J Hooks Precast Concrete Safety Barrier from its primary location in Midland, VA and from six additional Satellite Service Centers in Virginia, Delaware, Maryland, and North Carolina.
The CSS expansion centers around the Company's newest patented version of J-J Hooks Barrier. This new J-J Hooks Bolt-Down, Pin-Down (Bolt & Pin) Barrier is North America's first and only two Bolt Barrier that has passed the Federal Highway's demanding MASH Crash Test (Manual for Assessing Safety Hardware) products used in the National Highway System.
This new Barrier passed the MASH Crash Test with the least amount of deflection upon impact, just 4”, of any known barrier system. The highly sought after low deflection and the low cost of the two bolt installation and removal will make this new Barrier the first choice for State and Province highway projects that require Bolt & Pin Barrier.
The new MASH tested Bolt & Pin J-J Hooks Barrier is compatible with the CSS standard free-standing J-J Hooks Barrier, the world's most widely used precast concrete barrier manufactured at 38 licensed locations in the USA, Canada, Australia, New Zealand and Belgium, and it will be available to all 38 manufacturers. J-J Hooks is also manufactured in Spain and Chile, and is Germany's largest selling concrete highway barrier.
The J-J Hooks Bolt & Pin configuration has presented the Company and CSS with an opportunity to disrupt and upgrade the safety of the highway construction industry with a powerful, innovative new bolt & pin barrier by implementing a rental only plan (CSS will own and control all of this new type of barrier).
All of the Smith-Midland / Easi-Set Worldwide 38 J-J Hooks licensees will have the option to establish satellite service centers throughout the United States and other countries represented by licensees. Easi-Set Worldwide is the company's wholly-owned licensing subsidiary responsible for licensing five major innovative Smith-Midland product lines to precasters worldwide. Easi-Set Worldwide has 62 contracts currently in place with over 50 precast concrete product companies. Several precast companies hold licenses to produce two or more Easi-Set products.
Simultaneously, with the release of its Bolt & Pin Barrier, CSS is introducing its new “OneCall” customer service which will rent, deliver, install, and remove the J-J Hooks Bolt & Pin Barrier. This “OneCall” commitment, which will be available from all of the Virginia, CSS and all six

Satellite Service Centers, will significantly increase the rental and service revenue profits of the company. This important expansion is the result of the continuous research and development program at the Smith-Midland group of companies. We do not just invent new products, we create the actual businesses that implement and profit from the inventions.
We, the management of the Smith-Midland group of companies, are excited about the future of the Company and our significant influence within the precast concrete products industry nationally and internationally and hope our Shareholders/Partners feel the same excitement.
Sincerely,
Rodney I. Smith
CEO & Chairman

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.
For more complete information on Smith-Midland Corporation, visit the Company's web site at SMITHDELAWARE.com. The “Investor Relations” area will include the Company's Form 10-K for the fiscal year December 31, 2011.
Contacts
Smith-Midland Corporation
Media Inquiries:
William A. Kenter, 540-439-3266
wkenter@smithmidland.com
or
Sales Inquiries:
info@smithmidland.com